International Tower Hill Mines Ltd.

(An Exploration Stage Company)

Interim Consolidated Financial Statements

(Unaudited – Prepared by Management)

(Expressed in Canadian dollars)

February 28, 2009

NOTICE OF NO AUDITOR REVIEW OF

INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3)(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

For further information, please contact:

Michael W. Kinley, Chief Financial Officer

Tel:

(604) 683-6332

Fax:

(604) 408-7499

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)

February 28, 2009

Interim Consolidated Balance Sheets

Interim Consolidated Statements of Operations and Deficit

Interim Consolidated Statements of Cash Flows

Notes to the Consolidated Financial Statements

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Consolidated Balance Sheets
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)

	February 28, 2009	May 31, 2008
		(audited)
ASSETS
Current
Cash and cash equivalents	$ 3,461,310	$ 10,859,942
Marketable securities (note 3)	78,000	247,000
Accounts receivable	15,612	24,833
Prepaid expenses	286,699	193,426

	3,841,621	11,325,201

Fixed assets (note 4)	84,227	104,547

Mineral properties (note 5)	30,506,491	23,151,228

	$ 34,432,339	$ 34,580,976

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 542,978	$ 724,798

SHARE CAPITAL AND DEFICIT
Share capital (note 6)	45,512,082	40,586,229
Contributed surplus (note 6)	8,737,313	7,024,590
Deficit	(20,360,034)	(13,754,641)

	33,889,361	33,856,178

	$ 34,432,839	$ 34,580,976

Nature of operations (note 1)

Commitments (note 5)

Subsequent events (note 13)

Approved by the Directors:

“Hendrik Van Alphen”             Director

“Anton Drescher”                    Director

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Consolidated Statements of Operations and Deficit
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)

	Three months ending		Nine months ended
	February 28	February 29	February 28	February 29
	2009	2008	2009	2008

Expenses
Amortization	$ 13,368	$ 10,424	$ 36,648	$ 30,902
Consulting fees (note 8)	109,254	192,641	1,180,284	243,594
Donations	6,129	509	11,129	3,154
Insurance	28,734	16,582	86,226	42,945
Investor relations	115,365	199,912	663,352	488,127
Office and miscellaneous	65,044	73,918	159,971	158,500
Professional fees (note 8)	88,058	41,429	206,134	128,249
Property investigations	3,367	114	96,290	104,644
Rent	34,715	19,505	87,135	60,256
Regulatory	4,143	9,952	32,341	68,250
Travel and promotion	63,562	44,185	213,432	164,426
Wages	460,574	572,236	1,368,129	889,167
	(992,313)	(1,181,407)	(4,141,071)	(2,382,304)

Other items
Gain (loss) on foreign exchange	103,169	(40,951)	217,048	(160,058)
Interest income	10,040	152,319	112,704	495,179
Loss on sale of equipment	-	-	(7,040)	-
Write-off of mineral properties	(1,003,576)	-	(2,618,034)	-
Unrealized gain (loss) on held for trading investment	32,500	-	(169,000)	-
	(857,867)	111,368	(2,464,322)	335,121

Loss and comprehensive loss for the period	1,850,180	1,070,039	6,605,393	2,047,183

Deficit, beginning of period	18,509,854	12,311,695	13,754,641	11,334,551

Deficit, end of period	$ 20,360,034	$ 13,381,734	$20,360,034	$13,381,734

Basic and fully diluted loss per share	($0.04)	($0.03)	($0.15)	($0.05)

Weighted average number of shares outstanding	44,312,921	39,718,560	43,111,245	38,944,378

See accompany notes to consolidated financial statements

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)

	Three months ended		Nine months ended
	February 28	February 29	February 28	February 29
	2009	2008	2009	2008

Operating Activities
Loss for the period	$ (1,850,180)	$ (1,070,039)	$ (6,605,393)	$ (2,047,183)
Add items not affecting cash
Amortization	13,368	10,424	36,648	30,902
Stock based compensation	40,089	232,919	1,809,140	351,037
Unrealized gain (loss) on held for trading investment	(32,500)	-	169,000	-
Loss on sale of equipment	-	-	7,040	-
Write-off of mineral properties	1,003,576	-	2,618,034	-
Changes in non-cash items:
Accounts receivable	35,528	(6,500)	9,221	98,349
Accounts payable and accrued liabilities	49,037	(80,514)	80,679	(96,817)
Prepaid expenses	(135,574)	227,949	(93,273)	(17,159)
Cash Used in Operating Activities	(876.656)	(685,761)	(1,968,904)	(1,680,871)

Investing Activities
Expenditures on mineral properties	(1,843,850)	(1,491,498)	(9,422,346)	(8,064,237)
Expenditures on fixed assets	(4,362)	(9,558)	(23,368)	(19,144)
Cash Used in Investing Activities	(1,848,212)	(1,501,056)	(9,445,714)	(8,083,381)

Financing Activities
Issuance of capital stock	-	320,075	4,015,986	1,198,526
Share issuance costs	-		-	8,189
Cash Provided by Financing Activities	-	320,075	4,015,986	1,206,715

Increase (decrease) in cash and cash equivalents	(2,724,868)	(1,866,742)	(7,398,632)	(8,557,537)

Cash and cash equivalents, beginning of period	6,186,178	15,217,478	10,859,942	21,908,273

Cash and cash equivalents, end of period	$ 3,461,310	$ 13,350,736	$ 3,461,310	$ 13,350,736

Supplemental cash flow information
Interest paid	$ -	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -	$ -

Non-cash transactions
Shares issued to acquire mineral properties	$ 30,950	$ -	$ 813,450	$ -
Shares issued as agent commission	$ -	$ -	$ -	$ -
Accounts payable included in resource property expenditures	$ 335,666	$ 288,613	$ 335,666	$ 288,613

See accompany notes to consolidated financial statements

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in Canadian dollars)
For the year ended May 31, 2008, 2007 and 2006

1.

NATURE OF OPERATIONS

The Company is in the business of acquiring, exploring and evaluating mineral properties, and either joint venturing or developing these properties further or disposing of them when the evaluation is completed.  At February 28, 2009, the Company was in the exploration stage and had interests in properties in Alaska and Nevada, U.S.A.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presume the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future.  The Company’s ability to continue as a going concern is dependent upon achieving profitable operations and/or obtaining additional financing.  While the Company is expending its best efforts in this regard, the outcome of these matters can not be predicted at this time.  These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

The recoverability of amounts shown as mineral properties and deferred exploration costs is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete their development and future profitable production or disposition thereof.

2.

SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies used by management in the preparation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles.

a)

Basis of consolidation

These consolidated financial statements include the accounts of International Tower Hill Mines Ltd. and its wholly owned subsidiaries Talon Gold Alaska, Inc. (an Alaska corporation), Talon Gold (US) LLC (a Colorado limited liability company), Talon Gold Nevada Inc. (a Nevada corporation) and 813034 Alberta Ltd. (an Alberta corporation).  All intercompany transactions and balances have been eliminated.

b)

Cash equivalents

The Company considers cash equivalents to consist of highly liquid investments that are cashable on demand, and which are subject to insignificant credit and interest rate risk.

At February 28, 2009, the Company held $3,001,000 of Government of Canada Treasury Bills due March 5, 2009 bearing interest at 0.456% per annum (May 31, 2008 - $8,721,062).

a)

Marketable securities

Marketable securities are classified as held-for-trading, and are carried at quoted market value, where applicable, or at an estimate of fair value.  Resulting realized and unrealized gains or losses, net of applicable income taxes, are reflected in operations.

d)

Foreign currency translation

Monetary assets and liabilities are translated at period-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction.  Revenue and expense items, except for amortization, are translated at the average rate of exchange for the period.  Amortization is converted using rates prevailing at dates of acquisition.  Gains and losses from foreign currency translation are included in the consolidated statements of operations.

e)

Fixed assets

Fixed assets are stated at cost, net of accumulated amortization.  Amortization is recorded over the estimated useful life of the assets at the following annual rates:

Computer equipment

-

30% declining balance

Furniture and equipment

-

20% declining balance

Computer software

-

3 years straight line

Leasehold improvements

-

straight-line over the lease term

f)

Mineral properties

Mineral properties consist of mining claims, leases and options.  Acquisition options, leasehold and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonment.  If the property is put into production, the costs of acquisition and exploration will be written-off over the life of the property, based on estimated economic reserves.  Proceeds received from the sale of any interest in a property will first be credited against the carrying value of the property, with any excess included in operations for the period.  If a property is abandoned, the property and deferred exploration costs will be written-off to operations in the period of abandonment.

Recorded costs of mineral properties and deferred exploration and development expenditures are not intended to reflect present or future values of mineral properties.

Deferred costs related to mineral property interests are periodically reviewed for impairment.  A review for potential impairment is subject to potentially material measurement uncertainty.  If a review indicates that a mineral property interest has been impaired the related deferred costs are written down or written off.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, based on industry norms for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property title may be subject to unregistered prior agreements and inadvertent non-compliance with regulatory requirements.

g)

Asset retirement obligation

The Company has adopted the CICA Handbook Section 3110 “asset retirement obligations” which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs.  The standards apply to legal obligations associated with the retirement of long-lived tangible assets that arise from the acquisition, construction, development or normal operation of such assets.  The standards require that a liability for an asset retirement obligation be recognized in the period in which it is incurred and when a reasonable estimate of the fair value of the liability can be made.  Furthermore, a corresponding asset retirement cost is recognized by increasing the carrying amount of the related long-lived asset.  The asset retirement cost is subsequently allocated in a rational and systematic method over the underlying asset’s useful life.  The initial fair value of the liability is accreted, by charges to operations, to its estimated future value.

h)

Loss per share

Basic loss per share is calculated using the weighted average number of shares outstanding during the period.  The weighted average number of shares outstanding during the period was 43,111,245 (2008 –38,944,378).  Diluted loss per share has not been presented separately as the outstanding options and warrants are anti-dilutive for each of the periods presented.

The Company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

i)

Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period.  Actual results could differ from those reported.

j)

Income tax

Income taxes are accounted for using the future income tax method.  Under this method income taxes are recognized for the estimated income taxes payable for the current year and future income taxes are recognized for temporary differences between the tax and accounting bases of assets and liabilities and for the benefit of losses available to be carried forward for tax purposes that are more likely than not to be realized.  Future income taxes assets and liabilities are measured using tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled.

k)

Stock based compensation

The Company accounts for stock-based compensation using a fair value based method with respect to all stock-based payments measured and recognized, to directors, employees and non-employees.  For directors and employees, the fair value of the options is measured at the date of grant.  For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is completed or the date the performance commitment is reached or the date at which the equity instruments are granted if they are fully vested and non-forfeitable.  The fair value of the options is accrued and charged either to operations or mineral properties, with the offset credit to contributed surplus.  For directors and employees the options are recognized over the vesting period, and for non-employees the options are recognized over the related service period.  If and when the stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to capital stock.

l)

Joint venture accounting

Where the Company’s exploration and development activities are conducted with others, the accounts reflect only the Company’s proportionate interest in such activities.

m)

Measurement uncertainty

The future recovery of the recorded cost of the properties, and the provision for a future asset retirement obligation, are based on estimates.  By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.

n)

Capital disclosures

In February 2007, the Canadian Institute of Chartered Accountants’ (“CICA”) issued Handbook Section 1535, “Capital Disclosures”, which requires the disclosure of both qualitative and quantitative information that provides users of financial statements with information to evaluate the entity’s objectives, policies and procedures for managing capital.  The new section is effective for years beginning on or after October 1, 2007.  Other than the additional disclosure in Note 12, the adoption of this Section has had no impact on the Company’s consolidated financial statements.

o)

Financial Instruments – Recognition and Measurement (Section 3855); Disclosure and Presentation (Section 3861)

This standard sets out criteria for the recognition and measurement of financial instruments for fiscal years beginning on or after October 1, 2006.  This standard requires all financial instruments within its scope, including derivatives, to be included on a Company’s balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized cost.  Changes in fair value are to be recognized in the statements of operations and comprehensive income.

All financial assets and liabilities are recognized when the entity becomes a party to the contract creating the item.  As such, any of the Company’s outstanding financial assets and liabilities at the effective date of adoption are recognized and measured in accordance with the new requirements as if these requirements had always been in effect.  Any changes to the fair values of assets and liabilities prior to June 1, 2007 are recognized by adjusting opening deficit or opening accumulated other comprehensive income.

All financial instruments are classified into one of the following five categories: held for trading, held-to-maturity, loans and receivables, available-for-sale financial assets, or other financial liabilities.  Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification.

The Company classified its financial instruments as follows:

      Cash and cash equivalents are classified as held for trading.

      Accounts receivable are classified as loans and receivables.

      Marketable securities are classified as held for trading.

      Accounts payable and accrued liabilities have been classified as other liabilities.

The new Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements.  These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.  These new standards were adopted on June 1, 2008.

p)

Comprehensive Income (Section 1530)

Comprehensive income is the change in shareholders’ equity during a period from transactions and other events from non-owner sources.  This standard requires certain gains and losses that would otherwise be recorded as part of the net earnings to be presented in other “comprehensive income” until it is considered appropriate to recognize into net earnings.  This standard requires the presentation of comprehensive income, and its components in a separate financial statement that is displayed with the same prominence as the other financial statements.

q)

Future accounting changes

i)

Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook Section 3064 “Goodwill and Intangible Assets”, replacing Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”.  These sections establish standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises.  Standards concerning goodwill are unchanged from the standards included in the previous Section 3062.  The new sections are effective for years beginning on or after October 1, 2008.  The Company believes the adoption of these new sections will have no impact on its consolidated financial statements.

iii)

International Financial Reporting Standards (“IFRS”)

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies.  The AcSB strategic plan outlines the convergence of Canadian generally accepted accounting principles (“GAAP”) with IFRS over an expected five year transitional period.  In February 2008 the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada's own GAAP.  The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.  The transition date of January 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the years ended December 31, 2010 and earlier where applicable.  While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

3.

MARKETABLE SECURITIES

	February 28, 2009	May 31, 2008 (audited)

Millrock Resources Inc.	$ 78,000	$ 247,000

On April 4, 2008 the Company sold its South Estelle, Alaska property to Millrock Resources Inc. for 650,000 Millrock shares or $247,000 based upon their market value on that date of $0.38 per share.  Fair value adjustment for the nine months ended February 28, 2009, amounted to an unrealized loss of $169,000.

4.

FIXED ASSETS

	February 28, 2009			May 31, 2008 (audited)
	Cost	Accumulated Amortization	Net Book Value	Net Book Value
Furniture and equipment	$ 8,192	$ 2,331	$ 5,861	$ 5,291
Computer equipment	80,714	32,835	47,879	61,868
Computer software	89,476	74,309	15,167	37,388
Leasehold improvements	17,061	1,741	15,320	-

	$ 195,443	$ 111,216	$ 84,227	$ 104,547

5.

MINERAL PROPERTIES

Accumulated costs in respect of mineral tenures and mineral rights owned, leased or under option, consist of the following:

					Properties Acquired From Anglo	Nevada Properties		Optioned Properties
	Siwash Silver leases	BMP	West Tanana	South Estelle		Painted Hills	North Bullfrog	LMS	Terra
	(note 6(a))	(note 6(b))	(note 6(c))	(note 6(d))		(note 6(g))	(note 6(g))	(note 6(f))	(note 6(f))	Total CDN$
Balance May 31, 2007	1	40,059	406,837	1,336	9,358,000	55,778	894,217	1,482,126	1,148,759	13,387,113
Acquisition costs:
Cash payments	-	-	-	95,505	-	20,084	7,693	-	-	123,282
Common shares issued	-	-	-	-	-	-	-	-	-	-
	-	-	-	95,505	-	20,084	7,693	-	-	123,282
Deferred exploration costs:
Advance to contractors	-	-	-	-	813,870	-	-	-	-	813,870
Contract services	-	222,012	265,260	48,699	1,058,744	112,647	186,263	142,462	721,540	2,757,627
Assay	-	10,389	46,868	12,691	287,959	63,688	364,259	43,708	100,789	930,351
Drilling	-	-	219,099	-	765,826	519,547	463,291	-	620,404	2,588,167
Field costs	-	5,508	29,688	2,622	392,542	49,949	112,893	23,714	311,373	928,289
Equipment rental	-	3,264	44,149	2,992	202,940	8,504	19,962	55,789	76,316	413,916
Land maintenance & tenure	-	42,354	62,286	-	384,292	59,709	112,600	10,010	103,894	775,145
Transportation	-	-	24,809	-	169,929	9,418	10,256	31,109	196,845	442,366
Travel	-	3,212	3,468	-	89,397	24,925	27,213	255	6,477	154,947
	-	286,739	695,627	67,004	4,165,499	848,387	1,296,737	307,047	2,137,638	9,804,678
Total expenditures for the year	-	286,739	695,627	162,509	4,165,499	868,471	1,304,430	307,047	2,137,638	9,927,960
Property sale	-	-	-	(163,845)	-	-	-	-	-	(163,845)
Balance May 31, 2008	$ 1	$ 326,798	$ 1,102,464	$ -	$ 13,523,499	$ 924,249	$ 2,198,647	$1,789,173	$ 3,286,397 3,286,397	$ 23,151,228
Acquisition costs:
Cash payments	-	-	-	-	-	-	-	-	-	-
Common shares issued	-	-	-	-	-	-	70,950	371,250	371,250	813,450
	-	-	-	-	-	-	70,950	371,250	371,250	813,450
Deferred exploration costs:
Advance to contractors	-	-	-	-	(307,879)	-	-	-	-	(307,879)
Contract services	-	138,729	34,537	-	1,844,300	4,170	59,127	13,751	134,134	2,228,748
Assay	-	7,277	8,186	-	848,824	-	13,089	22,735	-	900,111
Drilling	-	-	-	-	4,150,402	-	(691)	-	-	4,149,711
Field costs	-	26,356	771	-	1,028,128	200	7,225	84	(21,958)	1,040,806
Equipment rental	-	2,907	684	-	252,001	-	-	679	2,259	258,530
Land maintenance & tenure	-	46,357	36	-	314,252	72,376	134,638	16,336	142,334	726,329
Transportation	-	-	17,690	-	64,917	-	-	1,453	-	84,060
Travel	-	20,975	3,159	-	54,607	257	-	-	433	79,431
	-	242,601	65,063	-	8,249,552	77,003	213,388	55,038	257,202	9,159,847
Total expenditures for the period	-	242,601	65,063	-	8,249,552	77,003	284,338	426,288	257,202	9,973,297
Property write off	-	-	(1,167,527)	-	(449,255)	(1,001,252)	-	-	-	(2,618,034)
Balance February 28, 2009	$ 1	$ 569,399	$ -	$ -	$ 21,323,796	$ -	$ 2,482,985	$2,215,461	$ 3,914,849	$ 30,506,491

	Properties Acquired From Anglo
		West	Coffee
	Livengood	Pogo	Dome	Gilles	Cariboo	Chisna	Blackshell
	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	sub-total
Balance May 31, 2007	6,777,292	432,119	784,607	440,127	-	923,855	-	9,358,000
Acquisition costs:
Cash payments	-	-	-	-	-	-	-	-
Common shares issued	-	-	-	-	-	-	-	-
	-	-	-	-	-	-	-	-
Deferred exploration costs:					-
Advance to contractors	813,870	-	-	-	-	-	-	813,870
Contract services	686,148	156	61,657	35	-	310,748	-	1,058,744
Assay	227,895	-	13,588	-	-	46,476	-	287,959
Drilling	765,826	-	-	-	-	-	-	765,826
Field costs	350,372	-	7,999	-	-	34,171	-	392,542
Equipment rental	192,201	-	3,322	-	-	7,417	-	202,940
Land maintenance & tenure	207,310	9,564	79,235	9,093	-	79,090	-	384,292
Transportation	141,594	-	11,221	-	-	17,114	-	169,929
Travel	35,346	-	7,899	-	-	46,152	-	89,397

Total expenditures for the year	3,420,562	9,720	184,921	9,128	-	541,168	-	4,165,499
Balance May 31, 2008	$ 10,197,854	$ 441,839	$ 969,528	$ 449,255	$ -	$ 1,465,023	$ -	$ 13,523,499
Acquisition costs:
Cash payments
Common shares issued	-	-	-	-	-	-	-	-
	-	-	-	-	-	-	-	-
Deferred exploration costs:					-
Advance to contractors	(307,879)	-	-	-	-	-	-	(307,879)
Contract services	1,591,041	12,454	5,376	-	-	235,429	-	1,844,300
Assay	814,467	3,902	4,938	-	-	25,517	-	848,824
Drilling	4,150,402	-	-	-	-	-	-	4,150,402
Field costs	996,630	4,591	567	-	-	26,340	-	1,028,128
Equipment rental	236,221	-	-	-	-	15,780	-	252,001
Land maintenance & tenure	183,823	22	90,200	-	-	40,207	-	314,252
Transportation	60,934	-	1,038	-	-	2,945	-	64,917
Travel	21,332	-	845	-	-	32,430	-	54,607
	7,746,971	20,969	102,964	-		378,648		8,249,552
Total expenditures for the period	7,746,971	20,969	102,964	-	-	378,648	-	68,249,552
Property write off	-	-	-	(449,255)	-	-	-	(449,255)
Balance February 28, 2009	$ 17,944,825	$ 462,808	$ 1,072,492	$ -	$ -	$ 1,843,671	$ -	$ 21,323,796

(a)

Siwash Silver Claims, B.C.

On September 22, 2006, the Company entered into a letter agreement with Ravencrest Resources Inc. whereby Ravencrest will acquire all of the Company’s interest in ninety-seven mineral claims and one lot in exchange for the Company retaining a 5% net smelter returns royalty and Ravencrest’s assumption of all liabilities and risks concerning the property.  The original mining venture agreement dated March 31, 2005 between the Company and Ravencrest was also terminated.  Accordingly, the Company wrote down the Siwash Silver Claims to a nominal value of $1, recognizing a charge to operations of $1,030,315 during the year ended May 31, 2007.

The Company had pledged a $2,500 term deposit as reclamation security for work on Siwash property as required by the Province of British Columbia.  During the fiscal year ended May 31, 2008, the deposit was returned to the Company.

(b)

BMP Project, Alaska

In September, 2006, the Company staked a total of 108 Alaska state mining claims at a new location in the Bethel Recording District.  The claims cover a base metal target developed from the Company’s exploration program conducted in 2006.

On March 26, 2008, the Company executed an agreement with respect to the exploration and option to lease of key exploration ground adjoining the Company’s BMP claim block from Cook Inlet Region, Inc. (CIRI), an Alaska Native Regional Corporation.

The Company and CIRI have signed an exploration agreement with an option to lease, covering a 6,200 hectare area located immediately adjacent to the eastern side of the Company’s existing BMP claim block.  The general terms of the agreement are as follows:

Exploration Agreement (2 year initial term with automatic 3 year renewal)

• Payments: Annual rental payment of USD 20,000 per year for the first 2 years (paid), increasing to USD 40,000 for years 3 through 5. At the end of year 2, the Company will be required to reduce the lands subject to the agreement by 50% unless otherwise justifiable geologically, in which case a bonus of USD 5.00 per acre is payable upon the renewal for all lands retained in excess of 3,100 hectares.

• Work Commitments: USD 275,000 in year 1 escalating to USD 500,000 in year 5.

• Lease Option: Upon having expended a minimum of USD 800,000, drilled 2,500 feet of core drilling and produced a positive pre-feasibility study over an area within the CIRI lands that contains mineralization and may be capable of development into a mine, the Company may elect to enter into a mining lease over the ground that is the subject to the positive pre-feasibility study.

Mining Lease (15 year initial term, and so long thereafter as commercial production continues)

• Advance Minimum Royalty: Payments of USD 150,000 in years 1-3, USD 200,000 in years 4-5 and USD 400,000 for year 6 and beyond (unless a feasibility study has been completed). AMR payments are 50% deductible from royalty payments.

• Sliding Scale Royalty: An NSR Royalty of between 1 and 2.5% before payback and between 3 and 5% (depending upon the gold price) after payback is payable in respect of precious metals, and an NSR Royalty of 1% before payback and 3% after payback is payable in respect of base metals.  In both cases, CIRI will have the option to replace the NSR Royalty with a Net Profits Interest Royalty (10% before payback and 20% after).

• CIRI Participation Option: Upon a production decision being made, CIRI will have the right to acquire up to a 15% working interest in the leased area by contributing 2 times its pro rata share of the cumulative project expenditures by the Company (other than AMR payments) to the date of the exercise of CIRI’s participation option.

The Company will also make annual donations of USD 10,000 (paid USD 20,000) to The CIRI Foundation or other scholarship fund designated by CIRI during the continuance of the exploration.

(c)

West Tanana Project, Alaska

On August 14, 2006, the Company acquired an interest in the West Tanana Project from Doyon Limited (“Doyon”), an Alaska Native Regional Corporation, by way of a mining exploration agreement with the option to lease.  The agreement with Doyon is a two stage Exploration Option/Mining Lease, whereby the Company has the option to enter into one or more mining leases over some or all of the Doyon conveyed lands (25,920 acres) and up to three leases totalling 8,000 acres over the Doyon selected lands (25,872 acres) subject to the exploration option agreement.

In order to maintain the option to lease in good standing, the Company is required to pay Doyon USD 350,000 over six years (five years plus one year extension, USD 50,000 first year), make annual scholarship donations of USD 10,000 per year (paid USD 50,000 in lease payment and USD 10,000 in scholarship donations); and incur exploration expenditures totalling USD 2,625,000, subject to reduction to USD 2,125,000 if the lands subject to the option are reduced by 50% or more (USD 75,000 commitment for the first year).  If the Company does not terminate the option prior to January 1 in any option year, the specified minimum expenditures for that year become a commitment.

At any time during the option period, the Company may enter into a mining lease with Doyon with respect to any one or more area(s) of the lands in respect of which it has expended at least USD 600,000, carried out at least 10,000 feet of core drilling, and submitted a pre-feasibility study.  Each mining lease will have a term of 15 years and for so long thereafter as commercial production continues and requires advance minimum royalty payments of USD 250,000 per year during the first five years of the term.  The Company is also required to incur minimum mandatory exploration expenditures equal to the greater of USD 25/acre or USD 250,000 for each of the first five years and USD 50/acre or USD 500,000 in the sixth and each succeeding year.  If, on or before the 5th year of the term, the Company has not produced a feasibility study and made a production decision, the annual advance minimum royalty payments increase to USD 500,000.  Advance royalty payments are credited against 50% of production royalties.  Upon commencement of commercial production, the Company is required to pay a production royalty on precious metals, calculated as the greater of 2% of net smelter returns pre-payout and 4% of net smelter returns post-payout or 10% of net profits pre-payout and 20% of net profits post payout, and on base metals, calculated as the greater of 1% of net smelter returns pre-payout and 3% of net smelter return post-payout or 10% of net profits pre-payout and 20% of net profits post payout.  Payout occurs when the Company has recouped cumulative gross revenues from production equal to its cumulative expenditures since the effective date of the lease.  Upon the Company having made a production decision with respect to any leased area, Doyon will also have the right to acquire a minimum of 5%, and a maximum of 10%, participating interest in the Company’s interest in that leased area by contributing an amount equal to 2.25 times Doyon’s elected percentage of the Company’s cumulative project expenditures to the joint venture to be formed upon Doyon’s election to participate.  Such contribution will be applied to fund 100% of joint venture expenditures until exhausted following which each party will be required to contribute its pro rata share of further expenditures.

As a consequence of the Company’s determination to focus on its Livengood Project, on October 1, 2008 the Company terminated the agreement with Doyon and wrote off the $1,167,527 in associated costs.

(d)

South Estelle Project, Alaska

On June 15, 2007, the Company signed a binding letter of intent (“LOI”) with Hidefield Gold Plc. of London England. (AIM: HIF) and its partner, Mines Trust Ltd. (a private Alaskan company) pursuant to which the Company can earn up to a 80% interest in the South Estelle project located in southwest Alaska.  The project consists of 168 State of Alaska unpatented lode mining claims.

Under the LOI the Company can earn up to an aggregate 80% interest in the project as follows:

•   the Company can earn an initial 51% interest by making payments of USD 42,000 upon TSX Venture Exchange (“TSXV”) acceptance of the transaction (paid) and an additional USD 50,000 on or before January 8, 2008 (paid), and incurring aggregate exploration expenditures of USD 2,000,000 prior to December 31, 2009 (USD 75,000 on or before December 31, 2007, which the Company has committed to incur);

•   the Company can earn an additional 19% interest (aggregate of 70%) by incurring an additional USD 3,000,000 in exploration expenditures before December 31, 2011; and,

•    the Company can earn an additional 10% interest (aggregate of 80%) by funding all expenditures required to prepare and deliver a positive bankable feasibility study.  There is no time limit for the delivery of such feasibility study.

At any time after the Company earns its initial 51% interest, Hidefield/Mines Trust can convert their interest into a 1.5% net smelter return royalty.  Following the Company having earned its interest, if Hidefield/Mines Trust do not elect to convert to an NSR, the parties will enter into a joint venture, in which each will be responsible for its pro rata share of further expenditures.  If the interest of either the Company or Hidefield/Mines Trust in such joint venture is reduced to 10% or less, such interest will be converted to a 1.5% NSR royalty.

On April 2, 2008, the Company sold its interest in the property to Millrock Resources Inc., a public company listed on the TSXV, in consideration of the issuance of 650,000 common shares of Millrock to the Company and the grant to the Company of a 1% net smelter return royalty on Millrock’s interest in the property.  The Company recognized a gain of $89,246 on the sale.

(e)

Properties acquired from AngloGold, Alaska

Pursuant to an Asset Purchase and Sale and Indemnity Agreement dated June 30, 2006, as amended on July 26, 2007, (the “AngloGold Agreement”) among the Company, AngloGold Ashanti (U.S.A.) Exploration Inc. (“AngloGold”) and Talon Gold Alaska, Inc. (the Company’s wholly owned Alaskan subsidiary), the Company acquired all of AngloGold’s interest in a portfolio of seven mineral exploration projects in Alaska (then aggregating 246 square kilometres) and referred to as the Livengood, Chisna, Gilles, Coffee Dome, West Pogo, Blackshell, and Caribou properties (the “Sale Properties”) in consideration of cash payment USD 50,000 on Aug 4, 2006, and the issuance of 5,997,295 common shares, representing approximately 19.99% of the Company’s issued shares following the closing of the acquisition and two private placement financings raising an aggregate of $11,479,348.  AngloGold has the right to maintain its percentage equity interest in the Company, on an ongoing basis, provided that such right will terminate if AngloGold’s interest falls below 10% at any time after January 1, 2009.  As at February 28, 2009, Anglogold’s interest in the Company is 14.5505%.

As further consideration for the transfer of the Sale Properties, the Company granted to AngloGold a 90 day right of first offer with respect to the Sale Properties and any additional mineral properties in Alaska in which the Company acquires an interest and which interest the Company proposes to farm out or otherwise dispose of.  If AngloGold’s equity interest in the Company is reduced to less than 10%, then this right of first offer will terminate.  Details of the Sale Properties are as follows:

(i)

Livengood Property

The Livengood property is located in the Tintina gold belt approximately 110 kilometres north of Fairbanks, Alaska.  Subsequent to the acquisition of the original property from AngloGold, the Company acquired additional property interests in the area, and the Livengood property now consists of approximately 1,466.5 hectares of mineral rights leased from the State of Alaska, 169 State of Alaska mining claims (2,675 hectares) leased from two individuals, 20 federal unpatented lode mining claims (177 hectares) leased from two individuals, three federal patented lode mining claims (20.25 hectares) leased from a group of individuals and two unpatented federal lode mining and four federal unpatented placer mining claims (47.7 hectares) leased from an individual.

Details of the leases are as follows:

-

the lease of the Alaska State mineral rights is for an initial term of 3 years, commencing July 1, 2004 (subject to extension for 2 extensions of three years each) and requires work expenditures of USD 10/acre/year in years 1 – 3, USD 20/acre/year in years 4 – 6 and USD 30/acre/year in years 7 – 9 and advance royalty payments of USD 5/acre/year in years 1 - 3, USD 15/acre/year in years 4 – 6 and USD 25/acre/year in years 7 – 9.  An NSR production royalty of between 2.5% and 5.0% (depending upon the price of gold) is payable to the lessor with respect to the lands subject to this lease.  In addition, an NSR production royalty of 1% is payable to the lessor with respect to the unpatented federal mining claims subject to the lease below.

-

the lease of the 169 State of Alaska mining claims is for an initial term of ten years, commencing on September 11, 2006.  The lease requires payments of USD 75,000 on execution (paid), USD 50,000 in each of years 2 – 5 and USD 100,000 in each of years 6 -10 and work expenditures of USD 100,000 in year 1, USD 200,000 in each of years 2 – 5 and USD 300,000 in each of years 6 -10.  An NSR production royalty of between 2% and 5% is payable to the lessors (depending upon the price of gold).  The Company may buy all interest in the property subject to the lease (including the retained royalty) for USD 10,000,000.

-

the lease of the 20 Federal unpatented claims is for an initial term of ten years, commencing on April 21, 2003 and for so long thereafter as mining related activities are carried out.  The lease requires a bonus payment of USD 5,000 on signing (paid), and advance royalties of USD 20,000 on execution (paid), USD 30,000 on or before April 21, 2004 (paid), USD 40,000 on or before April 21, 2005 (paid), USD 50,000 on or before April 21, 2006 (paid), USD 40,000 on or before April 21, 2007 (paid) and an additional USD 50,000 on or before each subsequent April 21 during the term (April 21, 2008  paid).  An NSR production royalty of between 2% and 3% (depending on the price of gold) is payable to the lessors.  The Company may purchase 1% of the royalty for USD 1,000,000.

-

the lease of the patented federal claims is for an initial term of ten years, and for so long thereafter as the Company pays the lessors the minimum royalties required under the lease.  The lease requires a bonus payment of USD 10,000 on signing (paid), and minimum royalties of USD 10,000 on or before January 18, 2008 (paid), USD 10,000 on or before January 18, 2009 (paid), USD 15,000 on or before January 18, 2010 and an additional USD 20,000 on or before each of January 18, 2011 through January 18, 2016 and an additional USD 25,000 on each subsequent January 18 thereafter during the term (all of which minimum royalties are recoverable from production royalties).  An NSR production royalty of 3% is payable to the lessors.  The Company may purchase all interest of the lessors in the leased property (including the production royalty) for USD 1,000,000 (less all minimum and production royalties paid to the date of purchase), of which USD 500,000 is payable in cash over 4 years following the closing of the purchase and the balance of USD 500,000 is payable by way of the 3% NSR production royalty.

-

the mining lease of the two unpatented federal lode mining and four federal unpatented placer claims has an initial term of ten years, commencing on March 28, 2007, and for so long thereafter as mining related activities are carried out.  The lease requires payment of advance royalties of USD 3,000 on execution (paid), USD 5,000 on or before March 28, 2009, USD 10,000 on or before March 28, 2010 and an additional USD 15,000 on or before each subsequent March 28 thereafter during the initial term (all of which minimum royalties are recoverable from production royalties).  The Company is required to pay the lessor the sum of USD 250,000 upon making a positive production decision.  An NSR production royalty of 2% is payable to the lessor.  The Company may purchase all interest of the lessor in the leased property (including the production royalty) for USD 1,000,000.

(ii)

Coffee Dome Property

The Coffee Dome property is located approximately 15 kilometres northeast of the Fort Knox mine.  The property consists of 59 State of Alaska mining claims (2,600 hectares) owned 100% by the Company, 6 State of Alaska mining claims (388.8 hectares) leased from an individual and 1,166.2 hectares of fee lands leased from the University of Alaska.

The lease of the 6 State of Alaska mining claims is for an initial term of twenty years, commencing on August 11, 2005 and for so long thereafter as mining related activities are carried out.  The lease requires a bonus payment of USD 10,000 on signing (paid), and advance royalties of USD 15,000 on or before December 31, 2005 (paid), USD 25,000 on or before August 11, 2006 (paid) and an additional USD 50,000 on or before each subsequent August 11 during  the term (paid USD 100,000).  A production payment of USD 500,000 is also payable upon the Company making a positive production decision.  An NSR production royalty of between 0.5% and 5% (depending on the price of gold) is payable to the lessor.  The Company may purchase 1% of the royalty for USD 2,000,000.  The lessor also has the right to receive an NSR production royalty on production of gold of between 0.5% and 5% (depending on the price of gold) and a 3% NSR production royalty on production of minerals other than gold, from any lands acquired by the Company within a defined area of interest.  In addition, the lessor is entitled to receive an NSR production royalty on all minerals equal to the greater of 1% and one-half of the difference between 4% and the actual NSR production royalty payable by the Company to a third party with respect to certain defined lands held by such third party upon the Company entering into a mining lease with such third party.

The agreement with the University of Alaska is a two stage Exploration Agreement with Option to Lease.  The Exploration Agreement has an effective date of January 1, 2007 and covers approximately 1,166 hectares of land.  The key terms of the Exploration Agreement (and any resulting mining lease) are as follows:

Exploration Agreement: In order to maintain the option to lease in good standing, the Company is required to pay the University USD 117,500 over five years (paid USD 57,500) and incur exploration expenditures totalling USD 400,000 over five years (USD 25,000 commitment for the first year).  If the Company does not terminate the option prior to January 1 in any option year, the specified minimum expenditures for that year become a commitment of the Company.  The Company is also responsible for all taxes and assessments on the lands subject to the option to lease.

Mining Lease: At any time during the option period, the Company has the right to enter into a mining lease over some or all of the lands subject to the option.  The mining lease will have an initial term of 15 years and for so long thereafter as commercial production continues and requires escalating advance royalty payments of USD 30,000 in year 1 to USD 150,000 in year 9 and beyond.  Advance royalty payments are credited against 50% of production royalties.  The Company is also required to incur escalating minimum mandatory exploration expenditures of USD 125,000 in year 1 to USD 350,000 in year 5 and beyond and to deliver a feasibility study within 10 years of the commencement of the lease.  Upon the commencement of commercial production, the Company is required to pay a sliding scale net smelter return royalty of from 3% (USD 300 and below gold) up to 5% (USD 500 and up gold).  The Company will also pay a sliding scale net smelter return royalty of from 0.5% (USD 450 and below gold) to 1% (USD 450 and above gold) on any federal or Alaska state claims staked by the Company or its affiliates within a 2 mile area of interest surrounding the University land (not including the Company’s existing leased claims).

(iii)

Blackshell Creek Property

The Blackshell Creek property is located approximately 80 kilometres east of Fairbanks, Alaska, and consists of 35 State of Alaska mining claims owned 100% by the Company.  As of May 31, 2007 the Company decided to terminate further work on the project and has written off its investment in the property totalling $316,233.

(iv)

West Pogo Property

The West Pogo property is located approximately 50 kilometres north of Delta Junction, Alaska, and consists of 96 State of Alaska mining claims (1,944 hectares) owned 100% by the Company.

(v)

Chisna Property

The Chisna property is located in the eastern Alaska Range, Alaska, and consists of 608 State of Alaska mining claims divided into 5 blocks (approximately 32,935 hectares total) owned 100% by the Company.

(vi)

Gilles Property

The Gilles property is located approximately 30 kilometres north of Delta Junction, Alaska, and consists of 86 State of Alaska mining claims owned 100% by the Company.  Due to disappointing exploration results and the Company’s desire to focus on its Livengood Project, effective September 1, 2008 the Company abandoned the claims and wrote off the associated costs of $449,255.

(vii)

Caribou Property

The Caribou property is located approximately 75 kilometres north of Delta Junction, Alaska, and consists of 1,895 acres of mineral rights leased from the State of Alaska.

The lease of the Alaska State Lands is for an initial term of 3 years, commencing July 1, 2004 (subject to extension for 2 extensions of three years each) and requires work expenditures of USD$10/acre/year in years 1 – 3, USD20/acre/year in years 4 – 6 and USD30/acre/year in years 7 – 9 and advance royalty payments of USD5/acre/year in years 1 - 3, USD15/acre/year in years 4 – 6 and USD25/acre/year in years 7 – 9.  An NSR production royalty of between 2.5% and 5.0% (depending upon the price of gold) is payable to the lessor with respect to the lands subject to this lease.

During the year ended May 31, 2007, the Company determined that results to date on the Caribou property did not warrant further work, and the lease was terminated and the property returned to the lessor.  Accordingly, the related mineral property costs of $126,950 were written off.

(f)

Properties optioned from AngloGold, Alaska

In conjunction with the closing of the acquisition of the Sale Properties, the Company entered into an option/joint venture with AngloGold with respect to two additional mineral projects in Alaska, referred to as the LMS and the Terra properties (the “Optioned Properties”).

The Terra Property now consists of 235 State of Alaska unpatented lode mining claims (15,552 hectares) held by or on behalf of AngloGold and 5 State of Alaska unpatented lode mining claims (324 hectares) leased from an individual.  The lease requires a payment on execution of USD 25,000 (paid), and advance minimum royalties of USD 25,000 on or before March 22, 2006 (paid), USD 50,000 on or before March 22, 2007 (paid), USD 75,000 on or before March 22, 2008, USD 100,000 on or before March 22, 2009 (paid) and each subsequent March 22 until March 22, 2015, and thereafter USD 125,000 until the expiry of the lease (all of which are recoverable from production royalties).  The lessor is entitled to receive a net smelter returns production royalty on gold equal to 3.0% if the gold price is less than USD 450/ounce and 4% if the gold price is USD 450/ounce or higher, plus a net smelter returns royalty of 4% on all other mineral products other than gold.  1% of the royalty may be purchased for USD 1,000,000 and a further 1% for USD 3,000,000.

The LMS property consists of 92 State of Alaska unpatented lode mining claims (5,691 hectares) owned by AngloGold.

(i)

With respect to the LMS property, the Company will have the right to earn a 60% interest by incurring aggregate exploration expenditures of USD 3.0 million by January 30, 2010 (incurred), of which the Company has committed to incur minimum exploration expenditures of USD 1.0 million during the 2006 calendar year and of USD 750,000 during the 2007 calendar year.

Upon the Company having earned its 60% interest in the LMS property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD 4.0 million in exploration expenditures over a further two years.

(ii)

With respect to the Terra property, the Company will have the right to earn a 60% interest by incurring aggregate exploration expenditures of USD 3.0 million by January 30, 2010, of which the Company has committed to incur minimum exploration expenditures of USD 500,000 during the 2006 calendar year and of USD 750,000 during the 2007 calendar year.  Upon the Company having earned its 60% interest in the Terra property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD 4.0 million in exploration expenditures over a further two years.

In either case, following the parties having earned their final respective interests, each party will be required to contribute its pro rata share of further exploration expenditures or be diluted.  A party that is diluted to 10% or less will have its interest converted to a 2% net smelter return royalty.

On November 5, 2007 the Company provided notice to AngloGold that it has incurred sufficient expenditures to vest its 60% ownership in the Terra project.  AngloGold had 90 days to decide whether or not to exercise its right to earn back an additional 20% interest in the Terra project by incurring USD 4,000,000 in expenditures over the next two years, and elected not to do so.  As AngloGold elected not to exercise its back-in right, each party is therefore responsible for contribution its share of ongoing joint venture expenditures.

On June 10, 2008, the Company entered into an agreement to acquire all of the interest of AngloGold in the Terra and LMS projects, plus certain other AngloGold rights on the Gilles and West Pogo properties, for the purchase price of $751,500 to be satisfied by the issuance of 450,000 shares of the Company to AngloGold (issued November 24, 2008).  The transaction was approved by NYSE Amex Stock Exchange on July 31, 2008 and by the TSXV on September 10, 2008.

(g)

Properties optioned from Redstar Gold Corp., Nevada

On March 15, 2007, the Company signed two binding letters of intent with Redstar Gold Corp. of Vancouver, B.C. (“Redstar”), pursuant to which the Company can earn up to a 70% interest in two gold projects, referred to as North Bullfrog and Painted Hills, located in Nevada.  The Company can earn an initial 60% interest in each project by making payments and exploration expenditures and has the option to earn an additional 10% interest (aggregate 70%) by funding all expenditures to take a project to feasibility.  There is no time limit by which a feasibility study is required to be delivered.

North Bullfrog: To earn its initial 60% interest, the Company must make total payments of USD 190,000 and incur total expenditures of USD 4,000,000 over 4 years to March 15, 2011.  The first year requirement is a payment of USD 20,000 on TSXV acceptance (paid) plus exploration expenditures of USD 500,000 (incurred).  The second payment of USD 30,000 is due by September 15, 2008 (paid).

Painted Hills: To earn its initial 60% interest, the Company must make total payments of USD 170,000 and incur total expenditures of USD 2,500,000 over 4 years to March 15, 2011.  The first year requirement is a payment of USD 20,000 on TSXV acceptance (paid) plus exploration expenditures of USD 250,000 (incurred).  The second payment of USD 20,000 is due by September 15, 2008 (paid).

Due to disappointing results, in February, 2009 the Company decided not to do any further work on Painted Hills, and terminated the applicable LOI with Redstar and returned the property.  Accordingly, the related mineral property costs of $ 1,001,252 were written off.

The Company is also required to issue an aggregate of 20,000 common shares to Redstar, as to 5,000 shares on each on September 15, 2008 (issued December 17, 2008), March 15, 2009 (pending), March 15, 2010 and March 15, 2011, so long as the Company is earning into at least one of the North Bullfrog or Painted Hills projects.

(h)  Mayflower Property, Nevada

Pursuant to a mining lease and option to purchase agreement made effective December 1, 2007 between the Company and a group of arm’s length limited partnerships, the Company has leased (and has the option to purchase) eleven patented mining claims (approximately 76 hectares) located adjacent to its North Bullfrog project in south-western Nevada.  The terms of the lease/option are as follows:

      Terms:  Initial term of 5 years, commencing December 1, 2007, with the option to extend the lease for an additional 5 years.  The lease will continue for so long thereafter as the property is in commercial production or, alternatively, for an additional three years if the Company makes advance minimum royalty payments of USD 100,000/year (which are recoupable against actual production royalties).
      Lease Payments: USD 5,000 (paid) and 25,000 common shares of the Company (issued September 8, 2008) following regulatory acceptance of the transaction; and an additional 20,000 common shares (issued January 13, 2009) on each of the first through fifth lease anniversaries.  If the Company elects to extend the lease for a second 5 year term, it will pay USD 10,000 and issue 50,000 common shares upon election being made, and an additional 50,000 common shares on each of the sixth through tenth anniversaries.
      Work Commitments:  USD 100,000 per year for the first three years, USD 200,000 per year for the years 4-6 and USD 300,000 for the years 7-10.  Excess expenditures in any year may be carried forward.  If the Company does not incur the required expenditures in year 1, the deficiency is required to be paid to the lessors.
      Retained Royalty: The Company will pay the lessors a net smelter returns royalty of 2% if the average gold price is USD 400/ounce or less, 3% if the average gold price is between USD 401 and USD500/ounce and 4% if the average gold price is greater than USD500/ounce.
      Purchase Option:  The Company has the right to purchase all the interest of the lessors in the property during the first 10 years for USD 7,500,000 plus a 0.5% net smelter royalty if the gold price is under USD 500/ounce and 1% if the gold price is USD 500/ounce or above.  After the initial 10 year period, the cash portion of the purchase price will be escalated annually based on the US annual Consumer Price Index increase for that year.

The Mayflower property, and associated acquisition costs, will be added to the North Bullfrog Redstar Joint Venture property in which the Company has the right to earn a 70 % interest (note 5(g)).

(i)  Connection Property, Nevada

Pursuant to a mining lease and option to purchase agreement made effective October 27, 2008 between Redstar and an arm’s length limited liability company, Redstar has leased (and has the option to purchase) twelve patented mining claims located adjacent to the North Bullfrog project and referred to as the “Connection” property.  The 10 year, renewable mining lease requires payments of USD 10,800 (paid) on signing and annual payments for the first three anniversaries of USD 10,800 and USD 16,200 for every year thereafter.  Redstar has an option to purchase is the property for USD 1,000,000 at any time during the life of the lease.  Production is subject to a 4% NSR royalty, which may be purchased for USD 5,000,000.

The Connection property, and associated acquisition costs, will be added to the North Bullfrog Redstar Joint Venture property in which the Company has the right to earn a 70 % interest (note 5(g)).

6.

SHARE CAPITAL

Authorized

500,000,000 common shares without par value.

Issued

	Number of shares	Share Capital	Contributed Surplus
Balance, May 31, 2006	10,012,183	$ 3,715,664	$ -
Private placement (brokered)	11,704,105	21,650,306	-
Private placement (non-brokered)	9,199,718	7,359,842	-
Agent’s commission	561,365	945,785	-
Agent’s compensation options	-	-	1,163,089
Shares issued for property acquisition	5,997,295	7,496,619	-
Exercise of warrants	420,751	515,070	-
Exercise of options	348,812	453,456	-
Stock based compensation	-	-	5,737,178
Reallocation from contributed surplus	-	247,627	(247,627)
Share issue costs	-	(3,033,041)	-
Balance, May 31, 2007	38,244,229	39,351,328	6,652,640
Exercise of warrants	1,685,542	1,190,918	-
Exercise of options	14,121	18,357	-
Stock based compensation	-	-	381,975
Reallocation from contributed surplus	-	10,025	(10,025)
Share issue costs	-	15,601	-
Balance, May 31, 2008	39,943,892	40,586,229	7,024,590
Exercise of warrants	3,749,881	3,839,427	-
Exercise of options	135,815	176,559	-
Stock based compensation	-	-	1,809,140
Reallocation from contributed surplus	-	96,417	(96,417)
Shares issued for property acquisition	500,000	813,450	-
Balance, February 28, 2009	44,329,588	$ 45,512,082	$ 8,737,313

Share issuances

On August 4, 2006, the Company completed a brokered private placement consisting of 5,599,605 units at a price of $1.25 per unit for total proceeds of $6,999,506.  Each unit consisted of one common share and one-half of a transferable share purchase warrant.  Each whole warrant entitled the holder to purchase one additional common share at a price of $1.50 until August 4, 2008.  On August 4, 2008, an aggregate of 179,091 warrants were exercised for proceeds of $268,636 and the balance expired, unexercised.

On August 4, 2006, the Company issued 349,123 commission units at a price of $1.25 per unit for total value of $436,404.  Each commission unit consisted of one common share and one-half of a share purchase warrant, each whole warrant entitling the agent to purchase one additional common share at a price of $1.50 until August 4, 2008.  In addition, the agent received 498,748 compensation options.  Each compensation option entitled the agent to purchase one additional common share at a price of $1.30 until August 4, 2008.  The fair value of these options, being $354,070, was charged to share issue costs.  On August 4, 2008, 135,815 of the compensation options were exercised for proceeds of $176,559.  The warrants comprised in the commission units also expired, unexercised.

On August 4, 2006, the Company completed a non brokered private placement consisting of 7,999,718 units at a price of $0.56 per unit for total proceeds of $4,479,842.  Each unit consisted of one common share and one-half share purchase warrant.  Each full warrant entitled the holder to purchase one additional common share at a price of $1.00 until August 4, 2008.  On August 4, 2008, 3,570,790 warrants were exercised for proceeds of $3,570,790 and the balance expired, unexercised.

On August 4, 2006, the Company issued 5,997,295 common shares to AngloGold to acquire the Sale Properties (See Note 5 (e)) at a fair value of $1.25 per share, and on November 24, 2008 the Company issued 450,000 common shares at a fair value of $1.65 per share to acquire all of AngloGold’s residual interest in the Terra and LMS Projects in Alaska (Note 5(f)).

On May 9, 2007, the Company completed a brokered private placement of 6,104,500 units at a price of $2.40 per unit for total gross proceeds of $14,650,800.  Each unit consisted of one common share of the Company and one transferable common share purchase warrant.  Each warrant entitles the holder to acquire one additional share until May 9, 2009 at an exercise price of $3.00.  In addition, the agents received a commission of 7% of the gross proceeds of the Offering, payable in a combination of cash ($516,175) and 212,242 commission units.  Each commission unit has the same attributes as a unit, except that the warrants are non-transferable.  In addition, the Agents received 488,360 compensation options, each compensation option entitling the holder to purchase one share at a price of $2.70 until May 9, 2009.  The fair value of these options, being $809,019, was charged to share issue costs.

On May 9, 2007, the Company completed a non-brokered private placement of 1,200,000 units at a price of $2.40 per unit to raise gross proceeds of $2,880,000.  Each unit consisted of one common share of the Company and one transferable common share purchase warrant.  Each warrant entitles the holder to acquire one additional share until May 9, 2009 at an exercise price of $3.00.

Warrants

Warrant transactions are summarized as follows:

	February 28, 2009		May 31, 2008 (audited)
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Warrants exercisable, beginning of period	13,384,666	$2.21	15,070,208	$2.04
Exercised	(3,749,881)	$1.02	(1,685,542)	$0.71
Expired	(2,118,043)	$1.50	-	-
Warrants exercisable, end of period	7,516,742	$3.00	13,384,666	$2.21

Warrants outstanding are as follows:

	February 28, 2009		May 31, 2008 (audited)
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

August 4, 2008	-	$1.00	3,572,954	$1.00
August 4, 2008	-	$1.50	2,247,492	$1.50
August 4, 2008 – commission warrants	-	$1.50	47,478	$1.50
May 9, 2009	7,304,500	$3.00	7,304,500	$3.00
May 9, 2009 – commission warrants	212,242	$3.00	212,242	$3.00
Warrants exercisable, end of period	7,516,742	$3.00	13,384,666	$2.21

Options and stock based compensation

The Company has adopted an incentive stock option plan (the “2006 Plan”).  The essential elements of the 2006 Plan provide that the aggregate number of common shares of the Company’s capital stock that may be made issuable pursuant to options granted under the 2006 Plan may not exceed 10% of the number of issued shares of the Company at the time of the granting of the options.  Options granted under the 2006 Plan will have a maximum term of five years.  The exercise price of options granted under the 2006 Plan will not be less than the discounted market price of the common shares (defined as the last closing market price of the Company’s common shares immediately preceding the issuance of a news release announcing the granting of the options, less the maximum discount permitted under TSXV policies), or such other price as may be agreed to by the Company and accepted by the TSXV.  Options granted under the 2006 Plan vest immediately, except for options granted to consultants conducting investor relation activities which will become vested over time with the right to exercise one-fourth of the option vesting upon the conclusion of each three month period subsequent to the date of the grant of the option, unless otherwise determined by the directors at the date of grant.

Pursuant to the Company’s brokered private placement completed on August 4, 2006, the Company granted the agent 498,748 compensation options on July 6, 2006.  Each compensation option entitled the agent to purchase one additional common share at a price of $1.30 until August 4, 2008.  On August 4, 2008, 135,815 of the compensation options were exercised for proceeds of $176,560 and the balance expired, unexercised.

Pursuant to its 2006 Incentive Stock Option Plan, on January 26, 2007 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 2,830,000 common shares.  The options are exercisable on or before January 26, 2009 at a price of $2.70 per share (extended and re-priced – see below).

Pursuant to the Company’s brokered private placement completed on May 9, 2007, the agent received 488,360 compensation options.  Each compensation option entitles the agent to purchase one additional common share at a price of $2.70 until May 9, 2009.

Pursuant to its 2006 Incentive Stock Option Plan, on May 23, 2007 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 845,000 common shares in the capital stock of the Company.  The options are exercisable on or before May 23, 2009 at a price of $2.95 per share (extended and re-priced – see below).

Pursuant to its 2006 Incentive Stock Option Plan, on January 16, 2008 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 190,000 common shares in the capital stock of the Company.  The options are exercisable on or before January 16, 2010 at a price of $1.52 per share.

Pursuant to its 2006 Incentive Stock Option Plan, on February 1, 2008 the Company granted incentive stock options to a consultant of the Company to purchase 100,000 common shares in the capital stock of the Company.  The options are exercisable on or before February 1, 2010 at a price of $2.15 per share.

A summary of the status of the stock option plan as of February 28, 2009, and changes during the period is presented below:

	February 28, 2009		May 31, 2008 (audited)
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options outstanding, opening:	4,589,175	$ 2.64	4,313,296	$ 2.70
Granted	-	$ -	290,000	$ 1.52
Exercised	(135,815)	$ 1.30	(14,121)	$ 1.30
Options outstanding, ending:	4,453,360	$ 1.85	4,589,175	$ 2.64

Stock options outstanding are as follows:

	February 28, 2009			May 31, 2008 (audited)
Expiry Date	Exercise Price	Number of Shares	Exercisable at Period End	Exercise Price	Number of Shares	Exercisable at Year End

August 4, 2008	$1.30	-	-	$1.30	135,815	135,815
July 16, 2010 (below)	$1.75	2,830,000	2,830,000	$2.70	2,830,000	2,830,000
May 9, 2009	$2.70	488,360	488,360	$2.70	488,360	488,360
July 16, 2010 (below)	$1.75	845,000	845,000	$2.95	845,000	845,000
January 16, 2010	$1.52	190,000	187,500	$1.52	190,000	182,500
February 1, 2010	$2.15	100,000	50,000	$2.15	100,000	25,000
		4,453,360	4,400,860		4,589,175	4,506,675

On July 16, 2008, the Company amended the expiry dates and exercise prices of an aggregate of 3,675,000 outstanding incentive stock options to extend the expiry date for up to eighteen months, such that all such options (which were originally granted for a period of two years and which have expiry dates ranging from January 26, 2009 to May 23, 2009) will now expire on July 16, 2010; and to reduce the exercise prices (which currently range from $2.70 to $2.95, with a weighted average exercise price of $2.75) to $1.75.  This amendment was subject to disinterested shareholders’ approval with respect to insiders of the Company who hold 2,405,000 of these options (approval received October 21, 2008).  Following this approval, additional stock-based compensation charges of $1,688,874 have been included in those charges as detailed below.

The Company uses the fair value method for determining stock-based compensation expense for all options granted during the fiscal periods.  The fair value was determined using the Black-Scholes option pricing model based on the following assumptions:

	February 1, 2008 grant	January 16, 2008 grant	May 23, 2007 grant	May 9, 2007 grant	January 26, 2007 grant	July 6, 2006 grant
			(amended July 16, 2008)		(amended July 16, 2008)
Expected life (years)	2	2	2	2	2	2
Interest rate	3.13%	3.28%	3.07%	4.22%	3.07%	4.33%
Volatility (average)	117.96%	116.19%	71.97%	110.61%	71.97%	108.65%
Dividend yield	0%	0%	0%	0%	0.0%	0.0%
Exercise price	$2.15	$1.52	$1.75	$2.70	$1.75	$1.30
Stock price at grant date	$2.40	$1.52	$1.50	$2.80	$1.50	$1.25

Stock-based compensation charges of $1,809,140 (2008 - $351,037), were allocated as follows:

February 28, 2009	Before allocation	Stock-based compensation	After Allocation

Investor relations	$ 336,185	$ 327,067	$ 663,252
Consulting	208,320	971,964	1,180,284
Wages	858,020	510,109	1,368,129
		$ 1,809,140

February 29, 2008	Before allocation	Stock-based compensation	After Allocation

Investor relations	$ 301,799	$ 186,328	$ 488,127
Consulting	188,691	54,903	243,594
Wages	799,361	109,806	889,167
		$ 351,037

7.

INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows for the period ended February 28:

	2009	2008

Loss before income taxes	$ (6,605,393)	$ (2,047,183)
Statutory Canadian corporate tax rate	30.38%	33.85%

Income tax recovery at statutory rates	$ (2,006,718)	$ (692,971)
Unrecognized items for tax purposes	549,526	114,578
Effect of tax rate change	53,929	-
Difference in tax rates in other jurisdictions	892,882	397,663
Change in valuation allowance	510,381	180,730

	$ -	$ -

The significant components of the Company’s future income tax assets are as follows:

	Nine months ended February 28, 2009	May 31, 2008 (audited)
Future income tax assets
Mineral properties	$ 932,081	$ 777,547
Equipment	5,649	3,811
Share issue costs	363,454	489,077
Cumulative eligible capital	-	93
Net capital losses available	-	-
Non-capital losses available for future periods	1,087,431	673,332
	2,388,615	1,943,860

Valuation allowance	(2,388,615)	(1,943,860)

	$ -	$ -

At February 28, 2009 the Company has available non-capital tax losses for Canadian income tax purposes of approximately $4,046,255 available for carry-forward to reduce future years’ taxable income, if not utilized, expiring as follows:

2025	$ 81,776
2026	91,537
2027	1,030,880
2028	1,301,227
2029	1,540,835
$ 4,046,255

In addition, the Company has available mineral resource related expenditure pools for Canadian income tax purposes totalling approximately $2,650,000 which may be deducted against future taxable income in Canada on a discretionary basis.  The Company also has available mineral resource expenses that are related to the Company’s exploration activities in the United States of approximately $33,800,000, which may be deductible for US tax purposes.  Future tax benefits, which may arise as a result of applying these deductions to taxable income, have not been recognized in these accounts due to the uncertainty of future taxable income.

8.

RELATED PARTY TRANSACTIONS

During the nine months ended February 28, 2009, the Company paid $248,886 (2008 - $428,408) in consulting, rent, management fees and salaries to officers, directors and companies controlled by directors of the Company and $34,300 (2007 - $44,220) in rent and management fees to a company with common officers and directors.  These figures do not include stock-based compensation (see Note 6).

At February 28, 2009, included in accounts payable and accrued liabilities was $Nil (May 31, 2008 - $Nil) in expenses owing to the directors and officer of the Company and $4,667 (May 31, 2008 - $18,032) to a company related by common directors.  Professional fees include amounts paid to a law firm of which an officer is a shareholder.

These amounts were unsecured, non-interest bearing and had no fixed terms of repayment.  Accordingly, fair value could not be readily determined.

The Company has entered into a retainer agreement dated August 1, 2008 with Lawrence W. Talbot Law Corporation (“LWTLC”), pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $50,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).  An officer of the Company is a director and shareholder of LWTLC.

The Company’s purchase of AngloGold’s interest in the Terra and LMS Projects in Alaska (Note 5(f)) completed on November 24, 2008 is considered a related party transaction by virtue of a common directorship and the ownership by AngloGold of in excess of 10% of the Company’s outstanding common shares.

These transactions with related parties have been valued in these financial statements at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

9.

GEOGRAPHIC SEGMENTED INFORMATION

	Canada	United States	Total
February 28, 2009
Mineral properties	$ 1	$ 30,506,490	$ 30,506,491
Equipment	$ 16,355	$ 67,872	$ 84,227

May 31, 2008
Mineral properties	$ 1	$ 23,151,227	$ 23,151,228
Equipment	$ 1,308	$ 103,239	$ 104,547

	February 28, 2009	February 29, 2008
Net loss for the period- Canada	$ (3,066,033)	$ (662,478)
Net loss for the period- United States	(3,539,360)	(1,384,705)
Net loss for the period	$ (6,605,393)	$ (2,047,183)

10.

FINANCIAL INSTRUMENTS

The Company has accounts payable totalling USD 303,569 (USD 409,339 - May 31, 2008), which has been translated to Canadian dollars at a rate of CAD 1.2723 to USD 1.00.

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”)

These consolidated financial statements are prepared in accordance with GAAP in Canada, which differs in certain respects from GAAP in the United States.  The material differences between Canadian and United States GAAP, in respect of these financial statements, are as follows:

a)

Mineral property exploration and development

Under United States GAAP, all mineral exploration and development property expenditures are expensed in the year incurred in an exploration stage company until there is substantial evidence that a commercial body of minerals has been located.  Canadian GAAP allows mineral exploration and development property expenditures to be deferred during this process.  The effect on the Company’s financial statements is summarized below:

Nine months ended	February 28, 2009	February 29, 2008

Consolidated statements of operations and deficit
Loss for the period under
Canadian GAAP	$ (6,605,393)	$ (2,047,183)
Mineral property expenditures, net	(6,541,813)	(7,421,580)

United States GAAP	$ (13,147,206)	$ (9,468,763)

Loss per share – US GAAP	$ (0.30)	$ (0.24)

Consolidated balance sheets	February 28, 2009	May 31,2008

Mineral Properties
Canadian GAAP	$ 30,506,491	$ 23,151,227
Mineral property expenditures (cumulative)	(23,357,472)	(15,814,407)

United States GAAP	$ 7,149,019	$ 7,336,820

Deficit
Canadian GAAP	$ (20,360,034)	$ (13,754,641)
Mineral property expenditures (cumulative)	(23,357,472)	(15,814,407)

United States GAAP	$ (43,717,506)	$ (29,569,048)

Consolidated statements of cash flows (nine months)	February 28, 2009	February 29, 2008

Operating activities
Cash provided by (used) per Canadian GAAP	$ (1,968,904)	$ (1,680,871)
Effect of the write-off of exploration expenditures	(6,541,813)	(7,421,580)

Cash generated (used) per United States GAAP	$ (8,510,717)	$ (9,102,450)

Investing activities
Cash provided by (used) per Canadian GAAP	$ (9,445,714)	$ (80,83,381)
Effect of the write-off of exploration expenditures	6,541,813	7,421,580

Cash generated (used) per United States GAAP	$ (2,903,901))	$ (661,801)

b)

Marketable securities

Under United States GAAP, the Company would classify the marketable securities as “Securities available for resale”, which is consistent with the Company’s change in accounting policy described in Note 2(o).  The carrying value on the balance sheet at February 28, 2009 would be $78,000 (May 31, 2008 - $247,000) and the unrealized loss of $169,000 (2007 - $Nil) was recognized in the statements of operations and deficits as other loss.

c)

Stock based compensation

The Company has adopted Statement of Financial Accounting Standards No. 123, and records compensation cost for stock-based employee compensation plans at fair value.  Accordingly, compensation cost for stock options granted is measured as the fair value at the date of grant, and there is no difference in these financial statements.

d)

Loss per share

Under both Canadian and United States GAAP basic loss per share is calculated using the weighted average number of common shares outstanding during the period.

Under United States GAAP, the weighted average number of common shares outstanding excludes any shares that remain in escrow, but may be earned out based on the Company incurring a certain amount of exploration and development expenditures.  The weighted average number of shares outstanding under United States GAAP for the period ended February 28, 2009 and February 29, 2008 was 43,111,978 and 38,944,378 respectively.

e)

Income taxes

Under United States GAAP, the Company would have initially recorded an income tax asset for the benefit of the resource deduction pools.  This asset would have been reduced to $Nil by a valuation allowance.  The result is no difference in net income reported between Canadian and United States GAAP.

12.

CAPITAL MANAGEMENT

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support future business opportunities.  The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company currently has no source of revenues.  As such, the Company is dependent upon external financings to fund activities.  In order to carry future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company’s approach to capital management during the nine months ended February 28, 2009.  The Company is not subject to externally imposed capital requirements.

13.

SUBSEQUENT EVENTS

Subsequent to February 28, 2009, the Company:

a)

granted incentive stock options to directors, officers, employees and consultants of the Company to purchase up to 885,000 common shares at a price of $2.66 until March 12, 2011.

b)

closed a bought deal equity financing through a syndicate of underwriters and sold an aggregate of 4,200,000 common shares of the Company at a price of $2.50 per share for gross proceeds of $10,500,000.  The Underwriters received a 7% cash commission ($735,000) and 294,000 non-transferrable broker’s warrants.  Each Broker warrant is exercisable to acquire one common share of the Company at $2.95 until September 4, 2010.

c)

issued 750,000 shares upon the exercise of warrants at $3.00 per share for total proceeds of $2,250,000.

d)

issued an aggregate of 140,000 shares upon the exercise of stock options for total proceeds of $231,201, consisting of 80,000 shares at $1.75 per share and 60,000 shares at $1.52 per share.

e)

issued 157,714 shares upon the exercise of agents’ options at $2.70 per share for gross proceeds of $425,827.

14.

COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform with the consolidated financial statement presentation adopted in the current period.